UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2022

Blackbaud, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50600	11-2617163
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)
65 Fairchild Street, Charleston, South Carolina 29492
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, $0.001 Par Value	BLKB	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into A Material Definitive Agreement.
On January 31, 2022, Blackbaud, Inc., a Delaware corporation (the “Company”), entered into the First Amendment to Credit Agreement (the “Amendment”), by and among the Company, the lenders party thereto and Bank of America N.A., as administrative agent (the “Agent”). The Amendment amends that certain Credit Agreement, dated as of October 30, 2020 (as previously amended, the “Existing Credit Agreement” and the Existing Credit Agreement as amended by the Amendment, the “Amended Credit Agreement”), by and among the Company, the lenders from time to time party thereto and the Agent.
The Amendment, which includes customary representations and warranties, amends the Existing Credit Agreement to, among other things, (i) modify the definition of “Applicable Margin”, (ii) modify the net leverage ratio financial covenant to require a net leverage ratio of (A) 4.00:1.00 or less for the fiscal quarter ended December 31, 2021 and for fiscal quarters ending thereafter through December 31, 2023 and (B) 3.75:1.00 or less for the fiscal quarters ending March 31, 2024 and thereafter, (iii) reset the $250 million fixed dollar basket with respect to the accordion feature and (iv) modify certain negative covenants to provide additional operational flexibility.
Under the Amended Credit Agreement, revolving loans and term loans (other than the $250 million of incremental term loans incurred on December 31, 2021 pursuant to the First Incremental Term Loan Agreement (the "Incremental Term Loans")) bear interest at a rate per annum equal to, at the option of the Company: (a) a base rate equal to the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the prime rate announced by Bank of America, N.A., and (iii) Eurocurrency Rate plus 1.00% (the “Base Rate”), plus an applicable margin as specified in the Amendment (the “Applicable Margin”); or (b) Eurocurrency Rate plus the Applicable Margin. The Incremental Term Loans bear interest at a rate per annum equal to, at the option of the Company, the Base Rate, the Daily SOFR rate plus a SOFR adjustment rate as specified in the Amendment (the “SOFR Adjustment”) plus the Applicable Margin or the Term SOFR rate plus the SOFR Adjustment plus the Applicable Margin. The Applicable Margin shall be adjusted quarterly, varies based on our net leverage ratio and varies based on whether the loan is a Base Rate loan (0.375% to 1.50%), a Eurocurrency Rate loan (1.375% to 2.50%) or, solely in the case of the Incremental Term Loans, a SOFR Rate loan (1.375% to 2.50%). With respect to the Incremental Term Loans, the SOFR Adjustment varies based on the applicable interest period and equals 0.10% for Daily SOFR loans and for Term SOFR loans with a one-month interest period, 0.15% for Term SOFR loans with a three-month interest period and 0.25% for Term SOFR loans with a six-month interest period.
A copy of the Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description above is a summary of the Amendment, does not purport to be complete, and is qualified in its entirety by the complete text of the Amendment.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are filed with this current report:

Exhibit No.		Description
10.1	†	First Amendment to Credit Agreement, dated as of January 31, 2022, by and among Blackbaud, Inc., the lenders party thereto and Bank of America N.A., as administrative agent
104		Cover Page Interactive Data File (embedded within the Inline XBRL document).

†
Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date:	February 3, 2022	/s/ Anthony W. Boor
Anthony W. Boor
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)